Exhibit 99.1

NEWS RELEASE

Gray Television Announces CFO Jim Ryan’s Upcoming Retirement

and Appointment of Jeff Gignac to Succeed Him

Atlanta, Georgia – February 20, 2024. . . Gray Television Inc. (“Gray,” the “Company,” “we,” “us,” or “our”) (NYSE: GTN) announced today that Chief Financial Officer Jim Ryan has notified the Company of his voluntary decision to transition into retirement after 2025. Gray and Jim have agreed that he will remain with Gray as a Senior Advisor through his retirement to assist with a seamless transition of his duties.

To succeed Jim as CFO, Gray announced the hiring of Jeff Gignac, who currently serves as a Managing Director and Head of Media & Telecom Investment Banking at Wells Fargo Securities. Jeff has worked closely with Jim and the Company as one of its lead bankers for the past several years. Mr. Gignac will join Gray, initially as Executive Vice President, Finance, on April 1, 2024, and he will step into Mr. Ryan’s role as Executive Vice President, Chief Financial Officer on July 1, 2024. Mr. Ryan will work closely with Mr. Gignac and the entire Gray executive team until he retires from the Company at the end of 2025.

Jim joined Gray as its CFO in 1998 upon our acquisition of Busse Broadcasting, where Jim had also served as CFO.  In the ensuing 25 years, Jim’s role remained the same but the position became ever more complicated as Gray grew from a small regional media company to the nation’s second largest broadcast company. During his tenure, Gray entirely divested its newspapers, paging, satellite uplink and other businesses, while acquiring scores of television stations through multiple transactions including those involving Bostick Broadcasting (1999), Benedek Broadcasting (2002), the University of Notre Dame (2006), Yellowstone Television (2013), Hoak Media (2014), SJL Holdings (2014), Schurz Communications (2016), Raycom Media (2019), Quincy Media (2021), Meredith Corporation (2021), and many others.

“Jim has made tremendous contributions to Gray Television during his 25 year tenure,” said Gray’s Executive Chairman and CEO Hilton Howell. “He has helped guide the Company through a period of tremendous growth, innovation, and transformation that has made Gray the industry leader that we are today. His steady leadership will be missed but will not be forgotten.”

Jeff Gignac will join Gray after a nearly 20-year career with Wells Fargo Prior to his current leadership position, Jeff spent 18 years in leveraged finance, focused on the telecom, media and technology (TMT) industries. Prior to Wells Fargo, Jeff worked at Ernst & Young and Arthur Andersen. He holds a BA in Accounting from Michigan State University and is a licensed CPA in the State of Georgia.

“We are fortunate that Jeff Gignac will join Gray’s senior leadership team as our next CFO,” said Hilton Howell. “Over the past several years, Jeff has led our debt financing efforts for the Raycom and Meredith transactions and the AR securitization facility. Importantly, Jeff helped to ensure that we raised capital on advantageous terms to facilitate our transformation into a leading multimedia company. With Gray’s current focus on deleveraging and prudent balance sheet management, Jeff is the perfect candidate to lead our finance functions for the next chapter of our corporate history.”

About Gray:

Gray Television, Inc. is a multimedia company headquartered in Atlanta, Georgia. Gray is the nation’s largest owner of top-rated local television stations and digital assets in the United States. Its television stations serve 113 television markets that collectively reach approximately 36 percent of US television households. This portfolio includes 80 markets with the top-rated television station and 102 markets with the first and/or second highest rated television station. Gray also owns video program companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, as well as the studio production facilities Assembly Atlanta and Third Rail Studios. Gray owns a majority interest in Swirl Films. For more information, please visit www.gray.tv.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains certain forward-looking statements that are based largely on Gray’s current expectations and reflect various estimates and assumptions by Gray. These statements are statements other than those of historical fact, and may be identified by words such as “estimates,” “expect,” “anticipate,” “will,” “implied,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond Gray’s control. Gray is subject to additional risks and uncertainties described in Gray’s quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and management’s discussion and analysis of financial condition and results of operations sections contained therein, which reports are made publicly available via its website, www.gray.tv. Any forward-looking statements in this communication should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this communication beyond the date hereof, whether as a result of new information, future events or otherwise.

Gray Contacts:

Hilton H. Howell, Jr., Executive Chairman and Chief Executive Officer, 404-266-5513

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333